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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 22, 1998





                            CELLULARVISION USA, INC.
               (Exact name of registrant as specified in charter)




               Delaware                  000-27582        13-3853788
     (State or other jurisdiction      (Commission       (IRS Employer
          of incorporation)             File Number)    Identification No.)



140 58th Street, Loft 7E                                 11220
Brooklyn, New York                                     (Zip Code)
(Address of principal executive offices)



Registrant's telephone number, including area code:  (718) 489-1200





                                 Not Applicable
          (Former name or former address, if changed from last report)


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Item 5.  Other Events

         Subordinated Exchange Notes

         On September 30, 1998, CellularVision USA, Inc. (the "Company") failed to make an interest payment of $271,200 then due on its Subordinated Exchange Notes. As a result of such failure, the Company is in default of the terms of the Subordinated Exchange Notes and the holders have the right to demand payment of (i) $6,026,675, which represents the full outstanding principal amount due under such Subordinated Exchange Notes, (ii) $271,200 of overdue interest and
(iii) penalty interest at a rate of 8% above the prime rate on such amounts. As of the filing of this Form 8-K, Morgan Guaranty Trust Company of New York, the holder of all such Subordinated Exchange Notes, has not notified the Company of its intention to exercise any remedies in respect of such interest payment default.

         Boston Financial Leasing Arrangements

         On September 22, 1998, as a result of the continuing failure by CellularVision of New York, L.P. ("CVNY"), the Company's wholly-owned operating subsidiary, to make required lease payments under a leasing arrangement, Boston Financial & Equity Corporation ("Boston Financial"), the lessor of certain equipment used by CVNY, filed a verified complaint in the Supreme Court of the State of New York, County of New York (the "Complaint"), seeking a judgment against CVNY in the principal amount of $380,346, which represents late charges, balance of lease payments, and sales taxes, plus interest thereon from September 21, 1998. In addition, the Complaint requests a judgment against CVNY in an amount equal to at least $150,000, representing the purported cost of such equipment. The Company has not yet answered the Complaint.

         Metromedia Fiber Network

         On September 30, 1998, CVNY failed to make a payment of $366,457 to Metromedia Fiber Network ("MFN"), which amount represents all principal and interest due on the September 30, 1997 promissory note issued by CVNY to MFN (the "MFN Note"). All principal and interest on the MFN Note became due and payable on September 30, 1998, the maturity date of the MFN Note.

         WinStar Loan

         As a result of the failure by the Company and CVNY to make the payments described above, the Company is in default of the terms of the $3.5 million loan made by WinStar Communications, Inc. ("WinStar"), giving WinStar the right to demand payment of $3.5 million, which represents the principal amount of such loan, and all accrued and unpaid interest. As of the filing of this Form 8-K, WinStar has not notified the Company of its intention to exercise any remedies in respect of such cross default.



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         Assignment of 850 Mhz of LMDS Spectrum

         Subject to the conditions set forth below, the Company expects to complete the assignment of 850 MHz of its LMDS spectrum to WinStar (the "Spectrum Assignment") in the fourth quarter of 1998. The Spectrum Assignment is subject to stockholder approval and regulatory approval. In addition, the Company does not expect to receive stockholder approval of the Spectrum Assignment on or before October 10, 1998, thereby allowing WinStar to terminate its obligation to consummate the Spectrum Assignment. Therefore, in order to consummate the Spectrum Assignment, the Company will need a waiver from WinStar of its right to terminate the underlying agreement in the event that stockholder approval is not obtained by such date.

         While there can be no assurance that the Company will obtain the necessary stockholder approval, regulatory approval or waiver from WinStar discussed above, in the event that the Spectrum Assignment is consummated, the Company anticipates liquidity sufficient to allow for the repayment all of the Company's and CVNY's outstanding obligations.

         M/A-COM v. CellularVision USA, Inc. et al. Arbitration

         On October 2, 1998, the Company made a motion in United States district court in New Jersey (the "Court") requesting a preliminary injunction to enjoin the arbitration proceeding commenced against the Company and certain other parties (the "Respondents") by M/A-COM, a division of AMP Incorporated, on the ground that no Respondent is a party to any arbitration agreement with M/A-COM. The Court denied such motion and granted M/A-COM's motion to stay further proceedings in the action before the Court pending the decision of the Supreme Court of the State of New York (the "NY Court") in connection with the NY Court's order to show cause for order of attachment and temporary restraining order issued on September 3, 1998.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            CELLULARVISION USA, INC.



                                            By:/s/Shant S. Hovnanian
                                               ---------------------
                                              Name:  Shant S. Hovnanian
                                              Title:  Chief Executive Officer

October 2, 1998